EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-21585, 333-23937, 333-39817, 333-43586, 333-43588, 333-56772, 333-56774,333-67881, 333-71890, 333-101600, 333-119707, and 333-119708 on Form S-8 of our reports dated March 15, 2007, relating to the financial statements of Lightbridge, Inc. and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for share based payments upon the adoption of Statement of Financial Standards No. 123(R), “Share-Based Payment ”, effective January 1,2006) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Lightbridge, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 15, 2007